EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Marcel Martin
Chief Financial Officer and Vice President of Finance
Haynes International, Inc.
765-456-6129

HAYNES INTERNATIONAL, INC. REPORTS

SECOND QUARTER FISCAL 2012 FINANCIAL RESULTS

•                               Net revenues of $158.9 million and net income of $15.2 million, or $1.23 per diluted share, for the three months ended March 31, 2012, compared to net revenues of $139.1 million and net income of $6.2 million, or $0.51 per diluted share, for the same period of fiscal 2011.

•                               The Company spent $5.3 million on capital projects in the second quarter of fiscal 2012, which brings year-to-date capital spending to $12.7 million, an amount in line with the anticipated full year spending of $27.1 million.

•                               Backlog was $264.2 million at March 31, 2012, an increase of 0.9% from $261.8 million at December 31, 2011.

•                               Regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock declared.

KOKOMO, IN, May 3, 2012 — Haynes International, Inc. (NASDAQ GM: HAYN), a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today reported financial results for the second quarter of fiscal 2012.  The Company also announced that its Board of Directors declared a quarterly cash dividend of $0.22 per outstanding share payable June 15, 2012 to stockholders of record as of June 1, 2012.

“Our performance continues to improve in a challenging economic environment.  Our revenue was robust at $158.9 million, up $19.8 million compared to last year’s second quarter.  In addition, we improved our gross profit percentage to 21.7%, a significant increase from last year’s gross profit percentage of 14.8%, which contributed to achieving net income for the current quarter of $15.2 million,” said Mark Comerford, President and Chief Executive Officer.  “We continue to improve the value of our sales mix, maintain a backlog that is expected to support our forecasted performance and improve the operating efficiencies of our manufacturing process.”

Quarterly Results

Net Revenues.    Net revenues were $158.9 million in the second quarter of fiscal 2012, an increase of 14.2% from $139.1 million in the same period of fiscal 2011.   Volume was 6.5 million pounds in the second quarter of fiscal 2012, an increase of 1.6% from 6.4 million pounds in the same period of fiscal 2011.  The aggregate average selling price was $24.54 per pound in the second quarter of fiscal 2012, an increase of 12.4% from $21.83 per pound in the same period of fiscal 2011.  Average selling price increased due to improved customer demand and improved product mix.

Cost of Sales.     Cost of sales was $124.3 million, or 78.3% of net revenues, in the second quarter of fiscal 2012 compared to $118.5 million, or 85.2% of net revenues, in the same period of fiscal 2011. Cost of sales in the second quarter of fiscal 2012 increased by $5.8 million as compared to the same period of fiscal 2011 due to higher volume and higher production staffing costs to meet higher product demand.

Gross Profit.      As a result of the above factors, gross profit was $34.5 million for the second quarter of fiscal 2012, an increase of $13.9 million, or 67.7%, from the same period of fiscal 2011. Gross profit as a percentage of net revenue increased to 21.7% in the second quarter of fiscal 2012 as compared to 14.8% in the same period of fiscal 2011.

Selling, General and Administrative Expense.      Selling, general and administrative expense was $10.7 million for the second quarter of fiscal 2012, an increase of $0.5 million, or 5.2%, from $10.2 million in the same period of fiscal 2011 due to increased headcount and higher marketing costs.  Selling, general and administrative expenses as a percentage of net revenues decreased to 6.7% for the second quarter of fiscal 2012 compared to 7.3% for the same period of fiscal 2011 primarily due to increased revenues.

Research and Technical Expense.   Research and technical expense was $0.8 million, or 0.5% of revenue, for the second quarter of fiscal 2012.  Research and technical expense was $0.9 million, or 0.6% of revenue, for the second quarter of fiscal 2011.

Operating Income.      As a result of the above factors, operating income in the second quarter of fiscal 2012 was $23.0 million, an increase of 140.6%, compared to operating income of $9.6 million in the same period of fiscal 2011.

Income Taxes.    Income taxes were an expense of $7.9 million in the second quarter of fiscal 2012, an increase of $4.5 million from an expense of $3.3 million in the same period of fiscal 2011.  The effective tax rate for the second quarter of fiscal 2012 was 34.2%, compared to 35.0% in the same period of fiscal 2011. The reduced tax rate was primarily due to reduced state tax rates.

Net Income.     As a result of the above factors, net income in the second quarter of fiscal 2012 was $15.2 million, an increase of $8.9 million, or 143.7%, from net income of $6.2 million in the same period of fiscal 2011.

Results for Six Months Ended March 31, 2012

Net Revenues.    Net revenues were $287.7 million in the first six months of fiscal 2012, an increase of 17.2% from $245.5 million in the same period of fiscal 2011 due to increases in both volume and average selling price per pound.  Volume was 11.6 million pounds in the first six months of fiscal 2012, an increase of 7.6% from 10.8 million pounds in the same period of fiscal 2011.  The aggregate average selling price was $24.79 per pound in the first six months of fiscal 2012, an increase of 8.9% from $22.76 per pound in the same period of fiscal 2011.  Average selling price increased due to improved customer demand and improved product mix while volume increased due to improved customer demand.

Cost of Sales.     Cost of sales was $229.7 million, or 79.8% of net revenues, in the first six months of fiscal 2012 compared to $207.0 million, or 84.3% of net revenues, in the same period of fiscal 2011.  Cost of sales in the first six months of fiscal 2012 increased by $22.7 million as compared to the same period of fiscal 2011 due to higher volume and increased production staffing to meet increased demand.

Gross Profit.      As a result of the above factors, gross profit was $58.0 million for the first six months of fiscal 2012, an increase of $19.6 million, or 50.9%, from the same period of fiscal 2011. Gross profit as a percentage of net revenue increased to 20.2% in the first six months of fiscal 2012 as compared to 15.7% in the same period of fiscal 2011.

Selling, General and Administrative Expense.   Selling, general and administrative expense was $20.5 million for the first six months of fiscal 2012, an increase of $1.2 million, or 6.4%, from $19.3 million in the same period of fiscal 2011.  A portion of the increases were due to higher personnel costs as a result of headcount additions, salary increases, recruiting and relocation costs. Also increasing were sales, marketing and additional administrative expenses.  Selling, general and administrative expenses as a percentage of net revenues decreased to 7.1% for the first six months of fiscal 2012 compared to 7.9% for the same period of fiscal 2011 due to increased revenues.

Research and Technical Expense.   Research and technical expense was $1.6 million, or 0.5% of revenue, for the first six months of fiscal 2012. Research and technical expense was $1.6 million, or 0.7% of net revenues, in the same period of fiscal 2011.

Operating Income.      As a result of the above factors, operating income in the first six months of fiscal 2012 was $36.0 million, an increase of 104.6% compared to operating income of $17.6 million in the same period of fiscal 2011.

Income Taxes.    Income taxes were an expense of $12.4 million in the first six months of fiscal 2012, an increase of $6.3 million from $6.1 million in the same period of fiscal 2011.  The effective tax rate for the first six months of fiscal 2012 was 34.4%, compared to 34.9% in the same period of fiscal 2011, due primarily to lower state tax rates.

Net Income.     As a result of the above factors, net income in the first six months of fiscal 2012 was $23.6 million, an increase of $12.1 million, or 105.7%, from net income of $11.5 million in the same period of fiscal 2011.

Gross Profit Margin Performance

Gross profit margins and gross profit margin percentages have improved in the first half of fiscal 2012 compared to the first half of fiscal 2011 due to a combination of rising volume, improved product mix, improved cost structure and an improving market environment. Service center transactional business volumes and prices have also improved, particularly in the aerospace market, due to an increasing projected commercial aircraft build rate.

When comparing the trend of gross profit margin and gross profit margin percentage from the first quarter of fiscal 2012 to the second quarter, both the gross profit margin and gross profit margin percentage increased consistent with the themes stated in the previous paragraph. The gross profit margin from the first quarter to the second quarter of fiscal 2012 increased by $11.0 million, and the gross profit margin percentage was 3.5% higher in the second quarter of fiscal 2012 compared to the first quarter.

Backlog

Backlog dollars were $264.2 million at March 31, 2012, an increase of approximately 0.9% from $261.8 million at December 31, 2011 due to strong order entry activity during the second quarter which slightly exceeded a strong shipment quarter. The quarter-over-quarter increase in backlog dollars is the result of a 3.6% increase in backlog pounds partially offset by a 2.5% decrease in backlog average selling price. The effect on the backlog of the volume improvement, which was partially offset by the reduction in average selling price of backlog pounds, reflects an order entry mix change during the quarter. During the second fiscal quarter there was an increase in the order entry volume of lower priced billet products compared to previous quarters with a corresponding reduction in the volume of blanket order activity product like titanium tubing as customers placed more transactional orders due to the uncertain economic environment created by the recession in Europe and slowing growth in both the U.S. and China.

The backlog dollar improvement in the second quarter, in light of a strong shipment quarter, reflects order entry activity for aerospace, chemical processing and land-based gas turbine market categories approximately equal to or slightly exceeding sales in these categories in the quarter, with the “other market” category of order entry being slightly lower than sales for the quarter. The current backlog and order entry rate is expected to support the forecasted performance.

Capital Spending

The Company has begun increasing the amount of capital spending from traditional levels in order to enhance its capabilities both to increase capacity commensurate with the expansion of the markets the Company services and also to improve customer service in the form of accelerated deliveries and expanded value-added products and services. In the second quarter of fiscal 2012, the Company spent $5.3 million on capital projects, which brings capital spending to $12.7 million for the first half of fiscal 2012 and is consistent with the $27.1 million of capital spending the Company previously forecasted for fiscal 2012.

This spending includes the continuation of work on the four-high Steckel rolling mill, the upgrade of the vacuum melt furnace processing systems and instrumentation, starting the installation process of an additional electroslag remelt furnace, upgrades to the primary sheet cold rolling mill and the upgrade of the information technology system. These projects are expected to improve quality, enhance working capital management, reduce costs and increase capacity.

The Company is currently evaluating further increases to spending beyond levels previously disclosed in the Company's most recent Form 10-K.  This additional spending for new equipment is being contemplated to enable the Company to take advantage of the continued strong growth in the markets it serves.  Such spending would be expected to increase capacity, improve product quality and enhance manufacturing efficiency.

Liquidity

During the first six months of fiscal 2012, the Company’s primary sources of cash were cash on-hand and cash from operations, as detailed below.  At March 31, 2012, the Company had cash and cash equivalents of $51.4 million compared to cash and cash equivalents of $60.1 million at September 30, 2011.

Net cash provided by operating activities was $6.6 million in the first six months of fiscal 2012 compared to net cash used of $6.3 million in the same period of fiscal 2011.  Items contributing to the difference include cash used from higher accounts receivable of $4.6 million, which was $15.9 million lower than cash used from accounts receivable in the same period of fiscal 2011, and cash used from inventory balances (net of foreign currency fluctuation) of $23.2 million, which was $16.2 million higher than cash used from inventory balances in the same period of fiscal 2011. Cash generated from operations was favorably impacted by net income of $23.6 million, compared to $11.5 million in the same period of fiscal 2011. Net cash used in investing activities was $12.7 million in the first six months of fiscal 2012 compared to $6.3 million in the first six months of fiscal 2011 as a result of higher capital expenditures.  Net cash used in financing activities in the first six months of fiscal 2012 included a $5.4 million dividend payment.

The Company’s sources of cash for fiscal 2012 are expected to consist primarily of cash generated from operations, cash on-hand and, if needed, borrowings under the U.S. revolving credit facility.  The U.S. revolving credit facility provides for borrowings in a maximum amount of $120.0 million, subject to a borrowing base formula and certain reserves. At March 31, 2012, the Company had cash of $51.4 million, an outstanding balance of zero on the U.S. revolving credit facility and access to a total of approximately $120.0 million under the U.S. revolving credit facility, subject to a borrowing base formula and certain reserves. Management believes that the resources described above will be sufficient to fund planned capital expenditures and working capital requirements over the next twelve months.

The Company’s primary uses of cash over the next twelve months are expected to consist of expenditures related to funding operations, capital spending, pension plan funding and dividends to stockholders.

Dividend Declared

Today, the Company announced that the Board of Directors has authorized a regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock.  The dividend is payable June 15, 2012 to stockholders of record at the close of business on June 1, 2012.  The dividend cash pay-out is based on the current number of shares outstanding and is expected to be approximately $2.7 million per quarter, or approximately $10.8 million on an annualized basis.

Quarterly Performance

For the second quarter of fiscal 2012, net revenues increased by $30.0 million from the first quarter of fiscal 2012 and volume increased by 1.3 million pounds, while net income increased by $6.7 million for the same period. The improvement in performance quarter-over-quarter reflects the improving market environment as represented by strong order entry for the quarter, as well as the shipment during the quarter of approximately 0.4 million pounds that was produced but not shipped in the first quarter. Inclusion of these carryover shipments increased second quarter net revenues by approximately $10.0 million and increased second quarter net income by approximately $1.1 million.

Guidance

Net income for each of the third and fourth quarters of fiscal 2012 is currently expected to approximate the net income of the second quarter of fiscal 2012 without the inclusion of the $1.1 million net income carryover from the first quarter to the second quarter.

Earnings Conference Call

The Company will host a conference call on Friday, May 4, 2012 to discuss its results for the quarter ended March 31, 2012.  Mark Comerford, President and Chief Executive Officer, and Marcel Martin, Chief Financial Officer and Vice President of Finance, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Friday, May 4, 2012	Dial-In Numbers:	877-407-8033 (Domestic)
Time:	9:00 a.m. Eastern Time		201-689-8033
(International)
8:00a.m. Central Time
7:00 a.m. Mountain Time
6:00 a.m. Pacific Time

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate, a replay will be available from Friday, May 4, 2012 at 11:00 a.m. ET, through 11:59 p.m. ET on Friday, May 18, 2012. To listen to the replay, please dial:

Domestic:	877-660-6853
International:	201-612-7415

Replay Access:	Account: 286	Conference: 00393234

A replay of the Webcast will also be available at www.haynesintl.com until June 1, 2012.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high-performance alloys, primarily for use in the aerospace, land-based gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact, including statements regarding industry prospects and future results of operations or financial position, made in this press release are forward-looking.  In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company’s outlook for fiscal year 2012 and other measurement periods and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated results, capital expenditures and dividends.  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company’s control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties, some of which are discussed in Item 1A. of Part 1 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011, may affect the accuracy of forward-looking statements.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2011	2012	2011	2012

Net revenues	$139,114	$158,882	$245,465	$287,733
Cost of sales	118,521	124,347	207,003	229,707
Gross profit	20,593	34,535	38,462	58,026
Selling, general and administrative expense	10,158	10,687	19,278	20,503
Research and technical expense	862	814	1,615	1,579
Operating income	9,573	23,034	17,569	35,944
Interest income	(21)	(33)	(101)	(95)
Interest expense	30	24	59	50
Income before income taxes	9,564	23,043	17,611	35,989
Provision for income taxes	3,348	7,892	6,139	12,395
Net income	$6,216	$15,151	$11,472	$23,594
Net income per share:
Basic	$0.52	$1.24	$0.95	$1.93
Diluted	$0.51	$1.23	$0.94	$1.92

Dividend declared per common share	$0.20	$0.22	$0.20	$0.22

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share data)

	September 30, 2011	March 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$60,062	$51,389
Accounts receivable, less allowance for doubtful accounts of $1,129 and $1,199 respectively	87,680	92,758
Inventories	250,051	274,142
Income taxes receivable	2,573	—
Deferred income taxes	9,341	10,133
Other current assets	1,728	2,736
Total current assets	411,435	431,158
Property, plant and equipment, net	110,678	115,946
Deferred income taxes—long term portion	65,113	62,418
Prepayments and deferred charges	2,903	2,197
Intangible assets, net	6,440	6,224
Total assets	$596,569	$617,943
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$49,086	$49,842
Accrued expenses	19,698	19,739
Income taxes payable	—	1,659
Revolving credit facility	—	—
Accrued pension and postretirement benefits	21,390	21,930
Deferred revenue—current portion	2,500	2,500
Total current liabilities	92,674	95,670
Long-term obligations (less current portion)	1,348	1,348
Deferred revenue (less current portion)	35,329	34,079
Non-current income taxes payable	323	323
Accrued pension and postretirement benefits	194,042	190,772
Total liabilities	323,716	322,192
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 12,204,179 and 12,284,794 shares issued and outstanding at September 30, 2011 and March 31, 2012, respectively)	12	12
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	231,842	235,605
Accumulated earnings	124,047	142,244
Accumulated other comprehensive loss	(83,048)	(82,110)
Total stockholders’ equity	272,853	295,751
Total liabilities and stockholders’ equity	$596,569	$617,943

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Six Months Ended March 31,
	2011	2012
Cash flows from operating activities:
Net income	$11,472	$23,594
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	5,599	6,092
Amortization	272	216
Stock compensation expense	920	1,042
Excess tax benefit from option exercises	(139)	(1,122)
Deferred revenue	(1,250)	(1,250)
Deferred income taxes	3,064	1,449
Loss on disposal of property	51	65
Change in assets and liabilities:
Accounts receivable	(20,489)	(4,612)
Inventories	(7,034)	(23,200)
Other assets	(935)	(298)
Accounts payable and accrued expenses	6,541	1,602
Income taxes	(938)	5,772
Accrued pension and postretirement benefits	(3,481)	(2,717)
Net cash provided by (used in) operating activities	(6,347)	6,633

Cash flows from investing activities:
Additions to property, plant and equipment	(6,447)	(12,690)
Change in restricted cash	110	—
Net cash used in investing activities	(6,337)	(12,690)

Cash flows from financing activities:
Dividends paid	(4,876)	(5,397)
Proceeds from exercise of stock options	665	1,599
Excess tax benefit from option exercises	139	1,122
Changes in long-term obligations	(109)	—
Net cash used in financing activities	(4,181)	(2,676)

Effect of exchange rates on cash	209	60
Decrease in cash and cash equivalents	(16,656)	(8,673)

Cash and cash equivalents, beginning of period	63,968	60,062
Cash and cash equivalents, end of period	$47,312	$51,389